CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,000,000	$545.60

Pricing supplement no. 1245 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 25-I dated May 7, 2012	Registration Statement No. 333-177923 Dated April 5, 2013 Rule 424(b)(2)

$4,000,000

10.00% per annum Auto Callable Single Observation Reverse Exchangeable Notes due October 9, 2014 Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

General

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The notes are designed for investors who seek a higher interest rate than either the current dividend yields on the Reference Stocks or the yields on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any Reference Stock, to accept the risks of owning equities in general and any Reference Stock, in particular, to assume the risk that the notes will be automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.

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The notes will pay 10.00% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 2.50% per quarter. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the Final Share Price of any Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or the Cash Value, in each case, together with any accrued and unpaid interest, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 9, 2014*
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The payment at maturity is not linked to a basket composed of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.

—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	If the notes are not automatically called and a Trigger Event occurs, we have elected to pay you the Cash Value at maturity.
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The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 25-I, supersede the terms set forth in product supplement no. 25-I. Please refer to “Supplemental Terms of the Notes” in this pricing supplement for more information.

Key Terms

Reference Stocks:	The common stock, par value $0.0001 per share, of QUALCOMM Incorporated (NASDAQ Stock Market symbol “QCOM”), the common stock, par value $0.20 per share, of Occidental Petroleum Corporation (New York Stock Exchange symbol “OXY”) and the common stock, par value $1.00 per share, of Caterpillar Inc. (New York Stock Exchange symbol “CAT”). We refer to QUALCOMM Incorporated as “Qualcomm,” we refer to Occidental Petroleum Corporation as “Occidental” and we refer to Caterpillar Inc. as “Caterpillar” (each, a “Reference Stock” and, collectively, the “Reference Stocks”).
Interest Rate:	10.00% per annum over the term of the notes, assuming no automatic call, payable at a rate of 2.50% per quarter
Automatic Call:	If on any Call Date, the closing price of one share of each Reference Stock is greater than or equal to its Stock Strike Price, the notes will be automatically called on the relevant Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Pricing Date:	April 5, 2013
Settlement Date:	On or about April 10, 2013
Call Dates*:	July 5, 2013 (first Call Date), October 7, 2013 (second Call Date), January 6, 2014 (third Call Date), April 7, 2014 (fourth Call Date) and July 7, 2014 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Observation Date*:	October 6, 2014
Maturity Date*:	October 9, 2014
CUSIP:	48126DP29
Interest Payment Dates*:	Interest on the notes will be payable quarterly in arrears on July 10, 2013, October 10, 2013, January 9, 2014, April 10, 2014, July 10, 2014 and the Maturity Date. See “Selected Purchase Considerations —Quarterly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Least Performing Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes are not automatically called and a Trigger Event has occurred, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a cash payment equal to the Cash Value. The Cash Value will be substantially less than the principal amount of your notes, and may be zero.

Cash Value:	The product of (1) $1,000 divided by the Stock Strike Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock, subject to adjustments
Trigger Event:	A Trigger Event occurs if the Final Share Price of any Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount.
Buffer Amount:	With respect to each Reference Stock, an amount that represents 35.00% of the Stock Strike Price of that Reference Stock. See “Stock Strike Prices and Buffer Amounts” in this pricing supplement.
Other Key Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 25-I

Investing in the Upside Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 25-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$11	$989
Total	$4,000,000	$44,000	$3,956,000
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-23 of the accompanying product supplement no. 25-I.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $11.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 25-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 5, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 25-I dated May 7, 2012. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 25-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 25-I dated May 7, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312002450/crt_dp30466-424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of determining the payment to you at maturity if a Reorganization Event occurs as described under “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 25-I, “Physical Delivery Amount” means, with respect to each Reference Stock, the number of shares of that Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Stock Strike Price of that Reference Stock, subject to adjustments. See “Stock Strike Prices and Buffer Amounts” in this pricing supplement.

For purposes of the accompanying product supplement no. 25-I, if the notes are not automatically called and a Trigger Event occurs, we have elected to pay you the Cash Value at maturity.

Additional Key Terms

Stock Strike Price:

With respect to each Reference Stock, a price of one share of that Reference Stock determined on the pricing date in the sole discretion of the calculation agent, divided by the Stock Adjustment Factor for that Reference Stock. See “Stock Strike Prices and Buffer Amounts” in this pricing supplement.

The Stock Strike Price of a Reference Stock is not the closing price of one share of that Reference Stock on the pricing date. Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Stock Strike Prices in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Prices, that might affect the value of your notes.

The Stock Strike Price of each Reference Stock is subject to adjustments in certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 25-I for further information about these adjustments.

Final Share Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date
Stock Adjustment Factor:	For each Reference Stock, set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 25-I.
Least Performing Reference Stock:	The Reference Stock with the Least Performing Reference Stock Return
Least Performing Reference Stock Return:	The lowest of the Reference Stock Return of the common stock of Qualcomm, the Reference Stock Return of the common stock of Occidental and the Reference Stock Return of the common stock of Caterpillar
Reference Stock Return:	With respect to each Reference Stock, the Reference Stock Return is calculated as follows: Final Share Price – Stock Strike Price Stock Strike Price

Stock Strike Prices and Buffer Amounts

The issuers of the Reference Stocks, the Bloomberg ticker symbol of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Strike Price and Buffer Amount of each Reference Stock (each, subject to adjustments) are set forth below:

Ticker Symbol	Reference Stock Issuer	Exchange	Stock Strike Price†	Buffer Amount†
QCOM	QUALCOMM Incorporated	NASDAQ	$64.85	$22.6975
OXY	Occidental Petroleum Corporation	NYSE	$81.30	$28.455
CAT	Caterpillar Inc.	NYSE	$84.80	$29.68
†	Subject to adjustments

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-1

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Reference Stock?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the Maturity Date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Reference Stock is the common stock of Qualcomm and that the closing price of one share of Occidental and the closing price of one share of Caterpillar on each Call Date are greater than or equal to their respective Stock Strike Prices. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing price of one share of any Reference Stock will be on any Call Date. In addition, the following table and examples assume a Stock Strike Price for the Least Performing Reference Stock of $65 and reflect the Interest Rate of 10.00% per annum over the term of the notes (assuming no automatic call), payable at a rate of 2.50% per quarter, and the Buffer Amount of 35.00% of the Stock Strike Price of the Least Performing Reference Stock.

Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Price of One Share of the Least Performing Reference Stock	Least Performing Reference Stock Appreciation / Depreciation at Relevant Call Date or the Observation Date	Note Total Return at Relevant Call Settlement Date					Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Third	Fourth	Final
$117.0000	80.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$107.2500	65.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$97.5000	50.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$91.0000	40.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$84.5000	30.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$78.0000	20.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$71.5000	10.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$68.2500	5.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$65.6500	1.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$65.0000	0.00%	2.50%	5.00%	7.50%	10.00%	12.50%	15.00%	N/A
$61.7500	-5.00%	N/A	N/A	N/A	N/A	N/A	15.00%	N/A
$58.5000	-10.00%	N/A	N/A	N/A	N/A	N/A	15.00%	N/A
$52.0000	-20.00%	N/A	N/A	N/A	N/A	N/A	15.00%	N/A
$45.5000	-30.00%	N/A	N/A	N/A	N/A	N/A	15.00%	N/A
$42.2500	-35.00%	N/A	N/A	N/A	N/A	N/A	15.00%	N/A
$42.2435	-35.01%	N/A	N/A	N/A	N/A	N/A	N/A	-20.01%
$39.0000	-40.00%	N/A	N/A	N/A	N/A	N/A	N/A	-25.00%
$32.5000	-50.00%	N/A	N/A	N/A	N/A	N/A	N/A	-35.00%
$26.0000	-60.00%	N/A	N/A	N/A	N/A	N/A	N/A	-45.00%
$19.5000	-70.00%	N/A	N/A	N/A	N/A	N/A	N/A	-55.00%
$13.0000	-80.00%	N/A	N/A	N/A	N/A	N/A	N/A	-65.00%
$6.5000	-90.00%	N/A	N/A	N/A	N/A	N/A	N/A	-75.00%
$0.0000	-100.00%	N/A	N/A	N/A	N/A	N/A	N/A	-85.00%
(1)	A Trigger Event occurs if the closing price of one share of any Reference Stock is less than its Stock Strike Price by more than 35.00%.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $65 to a closing price of $65.65 on the first Call Date. Because the closing price of one share of each Reference Stock on the first Call Date is greater than its Stock Strike Price, the notes are automatically called, and the investor receives a total payment of $1,025 per $1,000 principal amount note, consisting of an interest payment of $25 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $65 to a closing price of $61.75 on the first Call Date, $58.50 on the second Call Date, $52 on the third Call Date and $42.25 on the fourth Call Date and increases from its Stock Strike Price of $65 to a closing price of $68.25 on the final Call Date. Although the closing price of one share of the Least Performing Reference Stock on each of the first four Call Dates ($61.75, $58.50, $52 and $42.25) is less than its Stock Strike Price of $65, because the closing price of one share

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-2

of each Reference Stock on the final Call Date is greater than its Stock Strike Price, the notes are automatically called, and the investor receives total payments of $1,125 per $1,000 principal amount note, consisting of aggregate interest payments of $125 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $65 to a Final Share Price of $68.25 — A Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and the Final Share Price of the Least Performing Reference Stock of $68.25 is greater than its Stock Strike Price of $65, a Trigger Event has not occurred, and the investor receives total payments of $1,150 per $1,000 principal amount note over the term of the notes, consisting of aggregate interest payments of $150 per $1,000 principal amount note and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $65 to a Final Share Price of $58.50 — A Trigger Event has not occurred. Even though the Final Share Price of the Least Performing Reference Stock of $58.50 is less than its Stock Strike Price of $65, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,150 per $1,000 principal amount note over the term of the notes, consisting of aggregate interest payments of $150 per $1,000 principal amount note and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $65 to a Final Share Price of $32.50 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives the Cash Value at maturity. Because the Final Share Price of the Reference Stock is $32.50, the payment at maturity is $500. Under these circumstances, the investor receives total payments of $650 per $1,000 principal amount note over the term of the notes, consisting of aggregate interest payments of $150 per $1,000 principal amount note and a payment at maturity of $500 per $1,000 principal amount note.

Example 6: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $65 to a Final Share Price of $0 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives the Cash Value at maturity. Because the Final Share Price of the Reference Stock is $0.00, the payment at maturity is $0. Under these circumstances, the investor receives total payments of $150 per $1,000 principal amount note over the term of the notes, consisting solely of aggregate interest payments of $150 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-3

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this pricing supplement , assuming no automatic call. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock is greater than or equal to its Stock Strike Price on any Call Date, your notes will be automatically called prior to the Maturity Date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Final Share Price of any Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount.

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EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Performing Reference Stock, which will be the common stock of Qualcomm, the common stock of Occidental or the common stock of Caterpillar. Please see “The Reference Stocks” in this pricing supplement for additional information.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 25-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 minus the Cash Value and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat 6.80% of each interest payment as interest on the Deposit and the remainder as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-4

proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 25-I dated May 7, 2012.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes are not automatically called and a Trigger Event has occurred, you will receive at maturity a cash payment equal to the Cash Value. The Cash Value will be less than the principal amount of your notes, and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 25-I for additional information about these risks.

Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Stock Strike Prices in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Prices, that might affect the value of your notes

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY REFERENCE STOCK — If the notes are not automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stocks, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any or all of the Reference Stocks during the term of the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.

The price of each Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes. This will be true even if the Final Share Price of the other Reference Stock is greater than or equal to its Stock Strike Price. The three Reference Stocks’ respective performances may not be correlated and, as a result, if the notes are not automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-5

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of each Reference Stock is greater than or equal to its Stock Strike Price on any Call Date. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes are not automatically called and a Trigger Event has occurred, the benefit provided by the applicable Buffer Amount will be eliminated and you will be fully exposed at maturity to any decline in the closing price of one share of the Least Performing Reference Stock.

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VOLATILITY RISK — Greater expected volatility with respect to the Reference Stocks indicates a greater likelihood as of the Pricing Date that the Final Share Price of that Reference Stock could be below its Stock Strike Price by more than the applicable Buffer Amount. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of a Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.

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NO OWNERSHIP RIGHTS IN ANY REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of any Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We did not independently verify any of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 25-I. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to a Stock Adjustment Factor for certain corporate events affecting the applicable Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the prices of one share of each Reference Stock and interest rates on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 25-I.

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-6

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-24 of the accompanying product supplement no. 25-I for more information.

QUALCOMM Incorporated (“Qualcomm”)

According to its publicly available filings with the SEC, Qualcomm introduced in 1989 a digital communication technique called CDMA (Code Division Multiple Access). Qualcomm is also engaged in the development and commercialization of OFDMA (Orthogonal Frequency Division Multiplexing Access)-based technologies. Qualcomm develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. Qualcomm also licenses portions of its intellectual property portfolio to manufacturers of wireless products. The common stock of Qualcomm, par value $0.0001 per share (Bloomberg ticker: QCOM), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Qualcomm in the accompanying product supplement no. 25-I. Qualcomm’s SEC file number is 000-19528.

Historical Information Regarding the Common Stock of Qualcomm

The following graph sets forth the historical performance of the common stock of Qualcomm based on the weekly closing price (in U.S. dollars) of one share of the common stock of Qualcomm from January 4, 2008 through April 5, 2013. The closing price of one share of the common stock of Qualcomm on April 5, 2013 was $65.16. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Qualcomm has experienced significant fluctuations. The historical performance of the common stock of Qualcomm should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Qualcomm on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Qualcomm will result in the return of any of the principal amount of your notes. We make no representation as to the amount of dividends, if any, that Qualcomm will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Qualcomm.

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-7

Occidental Petroleum Corporation (“Occidental”)

According to its publicly available filings with the SEC, Occidental explores for, develops and produces oil and condensate, natural gas liquids (NGLs) and natural gas; manufactures and markets basic chemicals and vinyls; and gathers, processes, transports, stores, purchases and markets oil, condensate, NGLs, natural gas, carbon dioxide and power. The common stock of Occidental, par value $0.20 per share (Bloomberg ticker: OXY), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Occidental in the accompanying product supplement no. 25-I. Occidental’s SEC file number is 001-09210.

Historical Information Regarding the Common Stock of Occidental

The following graph sets forth the historical performance of the common stock of Occidental based on the weekly closing price (in U.S. dollars) of one share of the common stock of Occidental from January 4, 2008 through April 5, 2013. The closing price of one share of the common stock of Occidental on April 5, 2013 was $81.85. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Occidental has experienced significant fluctuations. The historical performance of the common stock of Occidental should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Occidental on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Occidental will result in the return of any of the principal amount of your notes. We make no representation as to the amount of dividends, if any, that Occidental will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Occidental.

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-8

Caterpillar Inc. (“Caterpillar”)

According to its publicly available filings with the SEC, Caterpillar is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Caterpillar also provides retail and wholesale financing alternatives for Caterpillar products to customers and dealers around the world. The common stock of Caterpillar, par value $1.00 per share (Bloomberg ticker: CAT), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Caterpillar in the accompanying product supplement no. 25-I. Caterpillar’s SEC file number is 001-00768.

Historical Information Regarding the Common Stock of Caterpillar

The following graph sets forth the historical performance of the common stock of Caterpillar based on the weekly closing price (in U.S. dollars) of one share of the common stock of Caterpillar from January 4, 2008 through April 5, 2013. The closing price of the common stock of Caterpillar on April 5, 2013 was $84.60. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Caterpillar has experienced significant fluctuations. The historical performance of the common stock of Caterpillar should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Caterpillar on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Caterpillar will result in the return of any of the principal amount of your notes. We make no representation as to the amount of dividends, if any, that Caterpillar will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Caterpillar.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —

Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Occidental Petroleum Corporation and the Common Stock of Caterpillar Inc.

PS-9